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                                                                      EXHIBIT 12

               Group Maintenance America Corp. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
           (in thousands, except ratio of earnings to fixed charges)
                                  (Unaudited)

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

                                                                             Ten months
                                                Quarter ended  Year ended       ended      Year ended     Year ended    Year ended
                                                   March 31,   December 31,  December 31,  February 28,  February 29,  February 28,
                                                     1999         1998          1997          1997          1996          1995
                                                     ----         ----          ----          ----          ----          ----
Earnings available for fixed charges:
     Income (loss) before income tax provision   $    10,675   $    46,255   $      (810)  $     3,908   $     3,790   $     1,700
     Fixed Charges                                     6,923         9,963         2,117           514           493           306
                                                 ---------------------------------------------------------------------------------
     Total                                       $    17,598   $    56,218   $     1,307   $     4,422   $     4,283   $     2,006
                                                 =================================================================================

Fixed Charges:
     Interest expense (a)                        $     5,792   $     6,595   $     1,542   $        82   $       -     $       -
     Interest portion of rent expense (b)              1,131         3,368           575           432           493           306
                                                 ---------------------------------------------------------------------------------
     Total                                       $     6,923   $     9,963   $     2,117   $       514   $       493   $       306
                                                 =================================================================================

Ratio of earnings to fixed charges                      2.54          5.64           -            8.60          8.69          6.56

Dollar amount of coverage deficiency                                         $       810
                                                                             ===========

     (a) - Includes amortization of deferred debt issue costs

     (b) - Estimated at 25% of rent expenses
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